Exhibit 10.1

Old Second
Right sized banking.

August 1, 2016

Mr. Gary Collins Hand-delivered

Dear Gary,

Welcome to Old Second National Bank! We are thrilled by the opportunity for Old Second and you to partner together to continue the tradition of excellence established through your efforts with Talmer Bank. We are pleased to confirm the terms and conditions of our offer of employment. You will join OSNB in the capacity of Vice Chairman, Bank and Holding Company Board of Directors, reporting to Jim Eccher, CEO. The details of our employment offer are as follows:

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Your annualized salary will be $300,000 payable on the 15th and the last day of the month. This position is considered an exempt position for the purposes of federal wage-hour law, which means that you will not be eligible for overtime pay for hours actually worked in excess of 40 in a given workweek.

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Beginning in 2017, you will be eligible to participate in OSNB's Officers' Incentive Program, which provides for an annual bonus of up to 40 percent of salary based on Company and individual performance.

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You will receive a Restricted Stock Unit grant of 16,000 shares in 2016. This Restricted Stock Unit grant cliff-vests after three years. Restricted Stock Unit or similar grants are annual discretionary equity compensation, approved by the Board of Directors upon recommendations by senior management, for which you may be eligible in subsequent years.

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You will receive a Change of Control Agreement that will afford you salary and benefits continuation and other considerations for two years in the event that the Company is involved in a merger or acquisition and your position is eliminated. This agreement also includes a non-solicitation of customers and employees provision.

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You are eligible to participate in the Bank's Deferred Compensation Plan, which provides an opportunity for an executive to defer base salary/bonus dollars on a pre-tax basis and can be another integral part of your retirement planning portfolio.

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You will be eligible to participate in Old Second Bancorp's benefits package according to eligibility requirements. Old Second offers a highly competitive package that includes: Health and Dental Insurance, Life Insurance, Long Term Disability coverage, and 401(K) and Profit Sharing savings plans. Please refer to the attached Benefits Summary for further details.

This offer of employment expires August 31, 2016.

Exhibit 10.1

Gary, we are enthusiastic about your joining Old Second and look forward to a mutually rewarding working relationship. However, we recognize that you retain the option, as does the Bank, of ending your employment at any time, with or without notice and with or without cause. As such, your employment with Old Second is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Please acknowledge your acceptance of this offer by signing, dating, and returning this letter in the enclosed envelope. Please feel free to call me immediately with any questions regarding this offer or the enclosed materials (906-5546).

Cordially,

/s/ Bob DiCosola

Bob DiCosola

Executive Vice President, Human Resources

cc:J. Eccher

I accept this offer of employment on the above terms and conditions.

/s/ Gary Collins8-1-16

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